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Exhibit 10.5

        [UTI LETTERHEAD]

Stewart Fisher
Chief Financial Officer

March 18, 2004

Barry Aiken
846 Hunsicker Road
Telford PA 18969

Dear Barry:

In connection with your resignation from UTI Corporation (the "Company") on December 31, 2003, you are eligible to receive the severance benefits described in the "Description of Severance Benefits" attached to this letter as Attachment A if you sign and return this letter agreement to my attention by April 8, 2004. By signing and returning this letter, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Section 3. Therefore, you are advised to consult with your attorney before signing this letter and you may take up to twenty-one (21) days to do so. If you sign this letter, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this letter will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period (the "Effective Date").

If you choose not to sign and return this letter agreement by April 8, 2004, you will not receive the severance benefits provided under this agreement. Rather, you will only receive, regardless of your signing, payments equal to six (6) months of your base salary paid in accordance with the Company's normal payroll procedures and pursuant to the Employment Agreement you signed with the Company. The Company shall also continue for six (6) months, pursuant to the federal "COBRA" law, 29 U.S.C. § 1161 et seq., the health insurance benefits you received while employed by the Company. Thereafter, you may elect to continue receiving group medical insurance pursuant to COBRA for an additional twelve (12) months. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon your Termination Date.

In connection with your resignation, we have also attached your final Supplemental Executive Retirement Plan (see Attachment B). Per our conversation, it is our understanding that you have elected to receive a lump sum distribution in the amount of $422,870 less all applicable state and federal withholdings.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement and do not revoke it during the seven (7) day revocation period:

  1.
  Termination Date—Your resignation from employment was effective at the end of the business day on December 31, 2003 (the "Termination Date").

  2.
  Description of Severance Benefits—The severance benefits paid to you if you timely sign and return this letter are described in the "Description of Severance Benefits" attached as Attachment A (the "severance benefits").

  3.
  Release—In consideration of the payment of the severance benefits, which you acknowledge certain of which benefits you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Release Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which you ever had or now have against the Released Parities arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. §1001 et seq., the Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. § 951 et seq.; the Pennsylvania Equal Pay Act, 43 Pa. Cons. Stat. § 336.1 et seq.; and the Pennsylvania Family and Medical Leave Law, Pa. Admin. Code at Title 16, Part II, Subpart A, Chapter 41, Subchapter C, et seq.; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

  4.
  Confidentiality, Non-Competition, Non-Solicitation and Invention Assignment—You acknowledge and reaffirm your post-employment obligations, including, but not limited to, employment restrictions, confidentiality, non-solicitation and invention assignment, as such are contained in the Employment Agreement and Non-Competition Agreement you entered into with the Company, which post-employment obligations are incorporated herein by reference and remain in full force and effect.

  5.
  Return of Company Property—You understand that you must immediately return all property of the Company with the exception of the Company leased 2003 Mercedes E320W car. By signing, you confirm and acknowledge that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in you possession or control and have left intact all electronic Company documents, including, but not limited to, those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company's name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

  6.
  Business Expenses and Compensation—You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

  7.
  Non-Disparagement—You understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition.

  8.
  Amendment—This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

  9.
  Waiver of Rights—No delay or omission by either party hereto in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by any such party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

  10.
  Validity—Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

  11.
  Confidentiality—You understand and agree that as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

  12.
  Nature of Agreement—You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or you.

  13.
  Acknowledgments—You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

  14.
  Voluntary Assent—You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

  15.
  Applicable Law—This letter agreement shall be interpreted and construed by the laws on the Commonwealth of Pennsylvania, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Pennsylvania, or if appropriate, a federal court located in Pennsylvania (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suits, action or other proceeding arising out of, under or in connection with this letter agreement, the subject matter hereof or otherwise related to your employment with the Company.

  16.
  Entire Agreement—This letter agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in Section 4 herein.

If you have any questions about the matters covered in this letter, please call me.

Very truly yours,
/s/ STEWART FISHER Stewart Fisher, Executive Vice President and Chief Financial Officer, UTI Corporation

I have carefully read, fully understand and hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below. I intend that this letter agreement become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ BARRY AIKEN Employee Name: Barry Aiken To be returned by April 8, 2004	Date	3/30/04

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

Salary

In addition to the six (6) months salary being provided to you by the Company under your Employment Agreement, the Company will pay you an additional six (6) months of your base salary (equivalent to $13,333 per month) less all applicable state and federal withholdings. The Company will make these salary payments in accordance with its normal payroll procedures, over a twelve (12) month period commencing January 1, 2004.

Medical Benefits

In addition to the six (6) months health insurance benefits being provided to you by the Company under your Employment Agreement pursuant to COBRA and paid by the Company (subject to the Employee's normal share of the premium), the Company will provide you, for an additional period of six (6) months, Company paid COBRA benefits (subject to the Employee's normal share of the premium). Thereafter, you may elect to continue receiving group medical insurance pursuant to COBRA and all premium costs shall be paid by you on a monthly basis for as along as, and to the extent that, you remain eligible for COBRA continuation. You will continue to receive COBRA until the earlier of: (i) the expiration of the time frames previously stated; or (ii) your becoming eligible for medical benefits from a new employer. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

Additional Payment

During the severance period, the Company shall continue to provide you with an automobile allowance (net of your contribution) equal to and paid in the same manner as the automobile allowance provided prior to your resignation. You understand and agree that the Mercedes E320W will not be used in connection with the Company's business after your termination date and that, as a result, any automobile allowance paid therefore may be subject to tax. You are solely responsible for any taxes resulting from the Company's payment of the automobile allowance hereunder. You hereby indemnify and hold the Company harmless for any action related to such vehicle arising after the Termination Date.

You also agree to return the Mercedes E320W in good operating condition (subject to normal wear) on or before December 31, 2004. To the extent the Mercedes E320W is not returned on or before December 31, 2004, you agree to assume, if permitted by law, the monthly lease payments of $831.96 plus insurance and other operating costs and penalties if any. You will not be permitted to retain such vehicle if such an assumption is not permitted.

Should you return the Mercedes E320W prior to December 31, 2004 in good operating condition, UTI will no longer deduct $454.88 per month from your severance payment that represents your contribution towards the automobile allowance.

ATTACHMENT B

UTI Corporation

Supplemental Executive Retirement Plan
Final Benefit Report for:

Barry R. Aiken

Basic Data:
Date of Birth	August 26, 1948
Date of Hire	December 4, 1972
Retirement Date	January 2, 2004 (Age 55 and 30-plus Years of Service)
SERP Benefit Objective	50.00%
SERP Accrual Period	30 years
Five-Year Final Average Compensation	$213,660
Profit Sharing Account Balance, 12/31/2003	$233,438
401(k) Employer-Provided Account Balance, 12/31/2003	$47,262
Pension Plan Monthly Benefit	$696.90	per month as of Date of Plan Termination
SERP Results:
Annual SERP Benefit Objective Payable at age 65	$106,830
Annual Benefit—Other Sources
Profit Sharing	$20,318
401(k) Employer-Provided Benefit	4,114
Social Security—Estimated	20,700
UTI Pension Plan	8,400

Total—Other Sources Payable at age 65	$53,532
Estimated SERP Benefit Payable at age 65, Single Life Annuity	$53,298
Estimated SERP Benefit Payable at age 55, Single Life Annuity	$27,539
Lump Sum Value	$422,870	as of January 1, 2004, payable in 2004
Assumptions:
Interest Rate:	3.25% (PBGC Rate for January 2004)
Mortality Rates:	UP-84
Provisions in SERP contract dated December 1, 1990 and precedents set in calculations after the contract date
Profit Sharing account balance does not include any rollover from the Pension Plan
Social Security benefits were estimated according to 2003 Social Security Law
SERP Benefit payable at age 65 is reduced by 5% per year early (48.33% at age 55 years, 4 months)
Information used for this calculation was provided by UTI Corporation

Prepared by Markley Actuarial Services, Inc.		February 12, 2004

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  Exhibit 10.5
ATTACHMENT A
DESCRIPTION OF SEVERANCE BENEFITS
ATTACHMENT B